Exhibit 10.6

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SENT PURSUANT TO ONGOING SETTLEMENT DISCUSSIONS

NOT ADMISSIBLE IN ANY CAUSE, MATTER OR PROCEEDING

EAST BAY P&A SECURITY/FUNDING

This term sheet (the “Term Sheet”) is between Energy Partners, Ltd. and the United States Department of the Interior, Minerals Management Service, and sets forth the general terms and conditions of a prospective structure for the establishment of additional financial security for certain East Bay properties. This Term Sheet is in the nature of compromise and settlement negotiations, but shall be binding upon Energy Partners, Ltd. and the United States Department of the Interior, Minerals Management Service, for the express purposes stated herein, but not otherwise. Furthermore, this Term Sheet is subject to all disclaimers and limitations set forth herein.

EPL or Debtor	Energy Partners, Ltd. and its subsidiaries

MMS	The United States Department of the Interior, Minerals Management Service.

Trustee	JP Morgan Chase Bank, N.A.

East Bay	EPL’s interest in Lease OCS-00352 (Portion of South Pass Block 27), Lease OCS-00353 (Portion of South Pass Block 28), Lease OCS-00693 (Portion of South Pass Block 27), and Lease OCS-00694 (Portion of South Pass Block 28).

Trust Agreement	That certain Decommissioning Trust Agreement, dated effective December 23, 2008, covering East Bay, by and among EPL, MMS, and Trustee.

Trust Account	Account number xxxxx7851, established at Trustee.

MMS Order	That certain Order, dated March 23, 2009, issued by the MMS to EPL, which superseded an Order from the MMS issued March 20, 2009, issued in response to the failure of EPL to timely fund the remaining deposit pursuant to the Trust Agreement, and which, inter alia, (i) ordered a shut-in of Debtor’s East Bay wells and facilities, and (ii) created an area-wide bond demand in the amount of $37,735,000.

Ad Hoc Committee	That certain Ad Hoc Committee of Noteholders representing in excess of 66 and 2/3% in principal amount of the $450 million in outstanding notes issued by EPL under an Indenture dated as of April 23, 2007.

Bank Group	That certain group of banks participating in EPL’s credit facility dated April 23, 2007, with Bank of America, N.A. acting as administrative agent.

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Plan Support Agreement	If requested, EPL and the MMS both agree to execute a reasonable plan support agreement with certain of the other interested constituencies of EPL in an effort to merge the terms hereof with additional Plan provisions required for a complete and consensual reorganization.

Commencement Date	The date that EPL will file for bankruptcy protection under chapter 11 of title 11 of the United States Code.

Plan	EPL shall incorporate the terms hereof (or similar terms acceptable to EPL and the MMS) into a consensual Plan, which shall be supported by the MMS. Such support shall include (i) voting in favor of the Plan (if needed), conditioned upon the approval of a disclosure statement, and (ii) supporting EPL’s efforts to obtain confirmation of the Plan.

Effective Date	The date on which the consensual Plan is consummated.

Bankruptcy Case Issues and Terms of MMS Plan Treatment

Subject to Bankruptcy Court approval, where appropriate:

a. With the exception of the sixth paragraph of the MMS Order, which pertains to the “shut-in of all OCS facilities located on and all OCS wells associated with South Pass Block Nos. 27 and 28, while properly maintaining said facilities and wells and essential personnel,” MMS shall grant a consensual stay of the MMS Order, commencing on the Commencement Date, and remaining in place during EPL’s bankruptcy proceeding;

b. EPL shall pay into the Trust Account $1,202,333.33 million on the last day of each calendar month during EPL’s bankruptcy proceeding (including a $1,202,333.33 payment on April 30, 2009; collectively, the “Adequate Protection Payments”) as adequate protection for the claims asserted by the MMS, whether such claims are included within the MMS Order or otherwise;

c. MMS and EPL shall re-affirm the terms and conditions of the Trust Agreement and shall attach a new Schedule A (Funding Obligations) thereto, which shall (i) include references to all Adequate Protection Payments made and (ii) require a payment into the Trust Account on the Effective Date equal to (x) $21 million minus (y) the sum total of all Adequate Protection Payments that are made prior to the time EPL emerges from bankruptcy. EPL’s Plan will also require EPL to pay any remaining unpaid balance of the “Funding Cap” described on Schedule A, which payments will be made in equal quarterly installments of $1,202,333.33, commencing October 31, 2009;[1]

[1]	A replacement Schedule A contemplating a projected July 31, 2009 order confirming the Plan is attached hereto.

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d. EPL shall assume, to the extent 11 USC §365 applies, all of its OCS leases granted by and through MMS;

e. On the Effective Date, the MMS shall release and cancel Bond No. RLB0001113 in the amount of $3 million;

f. MMS shall support EPL’s efforts to obtain expedited approval of a disclosure statement and Plan incorporating the terms hereof;

g. EPL will continue with its ordinary course decommissioning activities and its “Idle Iron” activities, specifically including such activities in East Bay;

h. Consistent with paragraph a., above, and continuing until the Effective Date, EPL shall continue with the shut-in of its OCS facilities located on and all OCS wells associated with South Pass Block Nos. 27 and 28, while properly maintaining said facilities and wells and essential personnel;[2]

i. On the Effective Date, EPL shall be allowed to resume production associated with its OCS facilities located on and all OCS wells associated with South Pass Block Nos. 27 and 28; and

j. On the Effective Date, in consideration for the Plan treatment outlined herein, the MMS Order shall be rescinded.

Further MMS Review	MMS agrees to review appropriate financial data on the reorganized EPL, when same becomes available, to analyze whether the reorganized EPL qualifies for a waiver of supplemental bond requirements.

Disclaimers, Etc.	This Term Sheet is intended to outline certain basic terms of the transactions contemplated hereby based upon information presently available. It is not intended to be definitive and further negotiations regarding the Plan are anticipated. This Term Sheet is for discussion purposes only and is not an offer to enter into a contract. The transactions contemplated hereby require internal approvals from the EPL and the MMS, and will need to compliment treatment of and provisions relating to the Noteholders and the Bank Group pursuant to the Plan. Consequently, the terms hereof are dependent upon EPL receiving satisfactory Plan support commitments from the Bank Group and the Ad Hoc Committee.

[2]	EPL reserves the right to petition the Bankruptcy Court for relief from this provision solely to protect its leasehold rights which may be impacted by non-production for six consecutive months, or as otherwise provided by law or regulation.

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SENT PURSUANT TO ONGOING SETTLEMENT DISCUSSIONS

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This Term Sheet does not constitute a commitment to lend or restructure and is in the nature of settlement discussions and shall accordingly not be admissible as evidence and is entitled to the protections of Federal Rule of Evidence 408 and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. This Term Sheet is provided on a confidential basis, and both EPL and the MMS are not authorized to disclose this Term Sheet to any other person or entity other than its professional advisors, who are also required as a matter of settlement negotiations to maintain its confidentiality, unless such disclosure is (i) approved by the other party hereto, or (ii) to the Bank Group or the Ad Hoc Committee and their respective advisors. This Term Sheet is otherwise subject to the requirements of the Bankruptcy Code and Rules and shall be conditioned upon approval by the Bankruptcy Court as necessary.

Agreed to and accepted this 30th day of April, 2009.

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
Name:	John H. Peper
Title:	Executive Vice President, Corporate Secretary

Agreed to and accepted this              day of April, 2009.

THE UNITED STATES DEPARTMENT OF THE INTERIOR,

BY AND THROUGH THE MINERALS MANAGEMENT SERVICE

By:	/s/ John Rodi
Name:	for Lars Herbst
Title:	MMS GOMR Regional Director

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Schedule A

Funding Obligations

Funding Cap:

Lease OCS-00352:	$260,000
Lease OCS-00353:	$12,040,000
Lease OCS-00693:	$1,380,000
Lease OCS-00694:	$22,390,000

$36,070,000

Deposit:

Comprised of the following:

$1,335,000	paid by wire transfer on December 23, 2008

$1,202,333.33	paid by wire transfer on or about March 31, 2009

$1,202,333.33	paid by wire transfer on April 29, 2009

$1,202,333.33	to be paid by wire transfer on the last business day of each calendar month starting May 31, 2009 and ending [July 31, 2009]

[$16,190,666.68]	to be satisfied on or about [August 31, 2009], or at some other time mandated by other agreements by and among the parties

Quarterly Payments:

The remaining amount of $             necessary to reach the Funding Cap shall be paid in quarterly payments of $1,202,333.33, commencing on October 31, 2009

Adjustment to Funding Cap:

As decommissioning work is performed on the Properties by Settlor, and subject to applicable regulation, the Funding Cap shall be adjusted downward dollar for dollar for all such decommissioning associated with the Property, as assessed by MMS; provided, however, any reduction in the Funding Cap shall not diminish the quarterly payment amount of $1,202,333.33 until the remaining balance owed to reach the Funding Cap is less than $1,202,333.33

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SENT PURSUANT TO ONGOING SETTLEMENT DISCUSSIONS

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Additional Credits:

Settlor shall receive a dollar for dollar credit against the Funding Cap for any Third Party Indemnity Agreement posted in favor of the Beneficiary by Devon (or another entity acceptable to and qualified with the MMS) and/or a dollar for dollar credit for any other acceptable form of security as may be presented by Settlor to Beneficiary

Miscellaneous:

All deposits/payment obligations created hereby shall be the general corporate obligations of Settlor and shall not be tied to production from the Property or from any of its other oil and gas interests